                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                 October 1, 2007

                                      among

                                PRINTRONIX, INC.,

                              PIONEER HOLDING CORP.

                                       and

                                PIONEER SUB CORP.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 DEFINITIONS....................................................     1
Section 1.01.  Definitions...............................................     1

ARTICLE 2 THE MERGER.....................................................     8
Section 2.01.  The Merger................................................     8
Section 2.02.  Conversion of Shares......................................     8
Section 2.03.  Surrender and Payment.....................................     9
Section 2.04.  Dissenting Shares.........................................    10
Section 2.05.  Stock Options; Restricted Stock...........................    10
Section 2.06.  Adjustments...............................................    11
Section 2.07.  Withholding Rights........................................    11
Section 2.08.  Lost Certificates.........................................    11

ARTICLE 3 THE SURVIVING CORPORATION......................................    11
Section 3.01.  Certificate of Incorporation..............................    11
Section 3.02.  Bylaws....................................................    12
Section 3.03.  Directors and Officers....................................    12

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................    12
Section 4.01.  Corporate Existence and Power.............................    12
Section 4.02.  Corporate Authorization...................................    12
Section 4.03.  Governmental Authorization................................    13
Section 4.04.  Non-contravention.........................................    13
Section 4.05.  Capitalization............................................    13
Section 4.06.  Subsidiaries..............................................    15
Section 4.07.  SEC Filings and the Sarbanes-Oxley Act....................    15
Section 4.08.  Financial Statements......................................    17
Section 4.09.  Disclosure Documents......................................    17
Section 4.10.  Absence of Certain Changes................................    17
Section 4.11.  No Undisclosed Material Liabilities.......................    19
Section 4.12.  Compliance with Laws; Permits.............................    20
Section 4.13.  Litigation................................................    20
Section 4.14.  Finders' Fees; Expenses...................................    20
Section 4.15.  Opinion of Financial Advisor..............................    20
Section 4.16.  Taxes.....................................................    21
Section 4.17.  Employee Benefit Plans....................................    22
Section 4.18.  Environmental Matters.....................................    25
Section 4.19.  Material Contracts........................................    26
Section 4.20.  Insurance Policies........................................    28
Section 4.21.  Intellectual Property.....................................    29

Section 4.22.  Products..................................................    31
Section 4.23.  Properties................................................    31
Section 4.24.  Certain Business Practices................................    32
Section 4.25.  Interested Party Transactions.............................    32
Section 4.26.  Antitakeover Statutes and Rights Agreement................    33

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
   SUBSIDIARY............................................................    33
Section 5.01.  Corporate Existence and Power.............................    33
Section 5.02.  Corporate Authorization...................................    33
Section 5.03.  Governmental Authorization................................    34
Section 5.04.  Non-contravention.........................................    34
Section 5.05.  Absence Of Litigation.....................................    34
Section 5.06.  Financing.................................................    34
Section 5.07.  Limited Guarantee.........................................    35
Section 5.08.  Disclosure Documents......................................    35
Section 5.09.  Antitakeover Statutes.....................................    35

ARTICLE 6 COVENANTS OF THE COMPANY.......................................    35
Section 6.01.  Conduct of the Company....................................    35
Section 6.02.  Stockholder Meeting; Proxy Material.......................    38
Section 6.03.  No Solicitation; Other Offers.............................    38
Section 6.04.  Financing.................................................    40
Section 6.05.  Exemption from Liability Under Section 16.................    41
Section 6.06.  Stockholder Litigation....................................

ARTICLE 7 COVENANTS OF PARENT............................................    41
Section 7.01.  Obligations of Merger Subsidiary..........................    41
Section 7.02.  Voting of Shares..........................................    41
Section 7.03.  Information For Proxy Statement...........................    41
Section 7.04.  Director and Officer Liability............................    41
Section 7.05.  Employee Benefits; 401(k) Plan............................    43
Section 7.06.  Financing Commitments.....................................    43
Section 7.07.  Solvency of the Surviving Corporation.....................    43

ARTICLE 8 COVENANTS OF PARENT, MERGER SUBSIDIARY AND THE COMPANY.........    44
Section 8.01.  Commercially Reasonable Efforts...........................    44
Section 8.02.  Certain Filings...........................................    44
Section 8.03.  Public Announcements......................................    45
Section 8.04.  Further Assurances........................................    45
Section 8.05.  Access to Information.....................................    45
Section 8.06.  Notices of Certain Events.................................    45
Section 8.07.  Delisting.................................................    46
Section 8.08.  Litigation................................................    46
Section 8.09.  Environmental Reports.....................................    46
Section 8.10.  Working Capital Statements................................    47

ARTICLE 9 CONDITIONS TO THE MERGER.......................................    47
Section 9.01.  Conditions to the Obligations of Each Party...............    47
Section 9.02.  Conditions to the Obligations of Parent and Merger
                  Subsidiary.............................................    48
Section 9.03.  Conditions to the Obligations of the Company..............    49

ARTICLE 10 TERMINATION...................................................    50
Section 10.01. Termination...............................................    50
Section 10.02. Effect of Termination.....................................    51

ARTICLE 11 MISCELLANEOUS.................................................    51
Section 11.01. Notices...................................................    51
Section 11.02. Survival of Representations and Warranties................    52
Section 11.03. Amendments and Waivers....................................    52
Section 11.04. Expenses; Termination Fee.................................    53
Section 11.05. Binding Effect; Benefit; Assignment.......................    54
Section 11.06. Governing Law.............................................    54
Section 11.07. Jurisdiction..............................................    55
Section 11.08. WAIVER OF JURY TRIAL......................................    55
Section 11.09. Counterparts; Effectiveness...............................    55
Section 11.10. Entire Agreement..........................................    55
Section 11.11. Severability..............................................    55
Section 11.12. Specific Performance......................................    55
Section 11.13. Interpretation............................................    56

EXHIBIT
EXHIBIT A - Form of Voting Agreement
EXHIBIT B- Certificate of Incorporation of the Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") dated as of October 1, 2007 among Printronix, Inc., a Delaware corporation (the "COMPANY"), Pioneer Holding Corp., a Delaware corporation ("PARENT"), and Pioneer Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

     WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved and adopted this Agreement and the transactions contemplated hereby and deem them to be advisable and in the best interest of their respective stockholders;

     WHEREAS, the Special Committee of the Company (as defined herein) has approved this Agreement and the transactions contemplated hereby and deem them to be advisable and in the best interest of the Company's stockholders;

     WHEREAS, immediately prior to the Effective Time, certain member of the Company's management (the "CONTINUING STOCKHOLDERS") will contribute shares of the Company's common stock owned by them (the "CONTRIBUTED STOCK") to Parent in exchange for shares of capital stock of Parent;

     WHEREAS, concurrently with the execution and delivery of this Agreement, each of the directors, in their capacity as stockholders, and executive officers of the Company have entered into voting agreements in the form attached as Exhibit A hereto (the "VOTING AGREEMENTS"); and

     WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Vector Capital Partners IV, L.P. (the "GUARANTOR") has entered into a limited guarantee (the "LIMITED GUARANTEE") in the form of Annex A hereto in favor of the Company pursuant to which Guarantor has, among other matters, and subject to the terms thereof, guaranteed certain obligations of Parent and Merger Sub in connection with this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties and covenants in this Agreement, and intending to be legally bound hereby, Parent, the Company and Merger Sub hereby agree as follows:

     The parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

     "ACQUISITION PROPOSAL" means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry from a Third Party relating to, or that could reasonably be expected to lead to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, in one or a series of transactions, of assets or businesses that constitute 15% or more of the consolidated revenue, net income, EBITDA or assets of the Company and its Subsidiaries or over 15% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated revenue, net income, EBITDA or assets of the Company and its Subsidiaries, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated revenue, net income, EBITDA or assets of the Company and its Subsidiaries, or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution, joint venture, license agreement or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated revenue, net income, EBITDA or assets of the Company and its Subsidiaries.

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     "APPLICABLE LAW" means, with respect to any Person, any civil and criminal, foreign, international, European Union, provincial, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, writ or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

     "BUSINESS DAY" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Applicable Law to close.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of June 29, 2007 and the footnotes thereto set forth in the Company 10-Q.

     "COMPANY BALANCE SHEET DATE" means June 29, 2007.

     "COMPANY DISCLOSURE SCHEDULE" means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

     "COMPANY IP" means all Intellectual Property Rights used in the conduct of the Company's or its Subsidiaries' businesses as currently conducted, or as currently contemplated to be conducted.

     "COMPANY OWNED IP" means all Intellectual Property Rights owned, purported to be owed, developed or acquired by assignment, or exclusively licensed, by the Company and/or its Subsidiaries.

     "COMPANY RIGHTS" means the Company Stock purchase rights issued pursuant to the Company Rights Agreement.

     "COMPANY RIGHTS AGREEMENT" means the Company's Amended and Restated Rights Agreement dated as of April 4, 1999.

     "COMPANY STOCK" means the common stock, $0.01 par value, of the Company.

     "COMPANY 10-K" means the Company's annual report on Form 10-K for the fiscal year ended March 31, 2007.

     "COMPANY 10-Q" means the Company's quarterly report on Form 10-Q for the quarterly period ended June 29, 2007.

     "COMPANY TRANSACTION COSTS" means all fees and expenses incurred by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement, including without limitation amounts payable to Houlihan Lokey Howard & Zukin Capital, Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., amounts payable to the Company's outside counsel, accountants and other advisors and service providers, and amounts payable to printers in connection with the preparation, printing and mailing of the Company Proxy Statement.

     "CONTRACT" means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument of any kind.

     "CURRENT ASSETS" shall have the same meaning as provided for in the Company 10-K, which includes cash and cash equivalents, short-term investments, accounts receivable net of allowances for doubtful accounts and sales returns, inventory, prepaid expenses and other current assets, and net deferred income tax assets.

     "CURRENT LIABILITIES" shall have the same meaning as provided for in the Company 10-K, which includes current portion of long-term debt, accounts payable, accrued liabilities, payroll and employee benefits, warranties, deferred revenue, professional fees, income taxes, and other liabilities. For the purposes of this Agreement, Current Liabilities shall exclude the Company Transaction Costs.

     "CURRENT SITES" shall mean the Company's current manufacturing facilities in California, the Netherlands, Mexico and Singapore.

     "DELAWARE LAW" means the General Corporation Law of the State of Delaware.

     "ENVIRONMENTAL CONSULTANTS" shall mean (a) for all Current Sites other than California, ENVIRON International Corporation and (b) for the current California Company manufacturing facility, the technical consultant retained by the Potential Mortgage Lender.

     "ENVIRONMENTAL LAWS" means all civil and criminal, foreign, international, European Union, provincial, federal, state and local laws (statutory, common or otherwise), constitutions, treaties, conventions, ordinances, codes, rules, regulations, orders, injunctions, judgments, decrees, rulings, writs or other similar requirements, in effect where business of the Company or its Subsidiaries currently is conducted any of which govern or relate to pollution, protection or restoration of the environment, natural resources, safety and health, releases or threatened releases of Hazardous Substances, solid or hazardous waste, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, together with any Governmental Authority interpretations of each of the foregoing, including, but not limited to (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., and any amendments thereto; (ii) the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., and any amendments thereto; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; (iv) any other similar Laws, as now in effect, relating to, or imposing liability or standards of conduct concerning, any Hazardous Materials or dangerous waste, substance or material; and (v) any Laws relating to the protection of human health and occupational safety for employees and others in the workplace.

     "ENVIRONMENTAL PERMITS" means all Permits relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "FREELY AVAILABLE CASH" shall mean unrestricted cash on hand of the Company held in the account set forth on Schedule A less the Company Transaction Costs. "Freely Available Cash" shall exclude any cash that cannot be deposited with the Exchange Agent pursuant to Section 2.03 under Applicable Law (including laws relating to solvency, adequate surplus and similar capital adequacy tests) or under any Contract binding upon the Company or any of its Subsidiaries or any Permits affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries.

     "GAAP" means generally accepted accounting principles in the United States.

     "GOVERNMENTAL AUTHORITY" means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

     "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Applicable Law.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INTELLECTUAL PROPERTY RIGHTS" means all worldwide rights in (i) inventions, whether or not patentable, (ii) patents and patent applications,
(iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith,
(iv) rights of publicity and other rights to use the names and likeness of individuals, (v) mask works, (vi) computer software, data, databases, files, and documentation and other materials related to the foregoing, (vii) trade secrets and confidential, technical and business information, (viii) any other similar type of proprietary intellectual property right, (ix) all rights to any of the foregoing provided by bilateral or international treaties or conventions, (x) all other intellectual property or proprietary rights and (xi) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

     "KNOWLEDGE" of any Person that is not an individual means the actual knowledge of such Person's executive officers after reasonable inquiry.

     "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "MATERIAL ADVERSE EFFECT" means, with respect to any Person (other than Parent and Merger Subsidiary), any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on (i) the condition (financial or otherwise), business, assets, properties or results of operations of such Person and its Subsidiaries, taken as a whole, or
(ii) the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Agreement, except, in the case of clause (i), any effect resulting from or arising in connection with (A) this announcement or pendency of this Agreement or the transactions contemplated hereby, (B) changes, circumstances or conditions affecting the industry in which the Company and its Subsidiaries operate, to the extent they do not disproportionately affect the Company or its Subsidiaries, taken as a whole, (C) any change in the Company's stock price or trading volume, in and of itself (it being understood that the underlying cause of any such change may be taken into consideration in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur), (D) any failure by the Company to meet internal or third party published revenue or earnings projections, in and of itself (it being understood that the underlying cause of any such failure may be taken into consideration in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur), (E) changes in general U.S. or global economic, regulatory or political conditions, to the extent they do not disproportionately affect the Company or its Subsidiaries, taken as a whole,
(F) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Company's stockholders arising out of or related to this Agreement, the Merger or any other transaction contemplated hereby, or (G) potential costs of remediation, claims, violations, damages, losses or diminutions of property value identified and quantified in the Environmental Reports with respect to the Current Sites.

     "1933 ACT" means the Securities Act of 1933.

     "1934 ACT" means the Securities Exchange Act of 1934.

     "PARENT MATERIAL ADVERSE EFFECT" means, with respect to the Parent, any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on the ability of Parent to perform its obligations under or to consummate the transactions contemplated by this Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PERMIT" means any permit, license, franchise, certificate, consent, approval and other similar authorization of any Governmental Authority.

     "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "POTENTIAL MORTGAGE LENDER" shall mean Wells Fargo or any other bank that may provide mortgage financing to Parent.

     "PUBLIC SOFTWARE" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software or open source software (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models: (A) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

     "REGISTERED IP" means all U.S., international and foreign (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof, (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered copyrights and applications for copyright registration, (iv) domain name registrations and Internet number assignments; and (v) other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority, in the case of each of clauses
(i)-(v) above, owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

     "SARBANES-OXLEY ACT" means the Sarbanes-Oxley Act of 2002.

     "SEC" means the Securities and Exchange Commission.

     "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     "THIRD PARTY" means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

     "WORKING CAPITAL" means Current Assets less Current Liabilities.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                       SECTION
----                                      --------
1994 Plan                                   4.05
2005 Plan                                   4.05
Additional Report Notice                    8.09
Adverse Recommendation Change               6.03
Agreement                                 Preamble
Certificates                                2.03
Company                                   Preamble

TERM                                       SECTION
----                                      --------
Company Board Recommendation                4.02
Company Cash Deposit                        2.03
Company Payment Event                      11.04
Company Proxy Materials                     4.09
Company Proxy Statement                     4.09
Company SEC Documents                       4.07
Company Securities                          4.05
Company Stockholder Approval                4.02
Company Stockholder Meeting                 6.02
Company Stock Option                        2.05
Company Stock Option Plans                  4.05
Company Subsidiary Securities               4.06
Confidentiality Agreement                   6.03
Continuing Stockholders                   Preamble
Contributed Stock                         Preamble
Current Sites                               8.09
Debt Commitment Letter                      5.06
Debt Financing                              5.06
Effective Time                              2.01
Employee Plans                              4.17
End Date                                   10.01
Environmental Reports                       8.09
Equity Commitment Letter                    5.06
Exchange Agent                              2.03
FASB                                        6.01
Financing                                   5.06
Financing Commitments                       5.06
Guarantor                                 Recitals
Indebtedness                                4.05
Indemnified Person                          7.04
internal controls                           4.07
Leased Real Property                        4.23
Limited Guarantee                         Recitals
Major Supplier                              4.19
Major Supplier                              4.19
Material Contract                           4.19
Merger                                      2.01
Merger Consideration                        2.02
Merger Subsidiary                         Preamble
Multiemployer Plan                          4.17
Necessary IP Rights                         4.21
New Financing Commitments                   7.06
Notice Date                                 8.09
Owned Real Property                         4.23
Parent                                    Preamble
Parent Environmental Termination Notice     8.09
Parent Parties                            11.04(d)
Parent Payment Event                       11.04

TERM                                       SECTION
----                                      --------
Parent Termination Fee                     11.04
Phase I Environmental Site Assessment       8.09
Proceedings                                 4.13
Qualified Plan                              4.17
Significant Environmental Matter            8.09
Special Committee                           4.02
Solvency Opinion                            7.12
Superior Proposal                           6.03
Surviving Corporation                       2.01
Tax                                         4.16
Taxing Authority                            4.16
Tax Return                                  4.16
Tax Sharing Agreements                      4.16
Uncertificated Shares                       2.03
Voting Agreements                         Recitals

                                    ARTICLE 2
                                   THE MERGER

     Section 2.01. The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

          (b) As soon as practicable, but in no event later than three (3) Business Days following the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 9 (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger). The closing of the Merger shall take place at 11:00 a.m. on the date of the Effective Time at the offices of O'Melveny & Myers LLP, 275 Battery Street, Suite 2600, San Francisco, California 94111, unless another time, date and/or place is agreed to in writing by Merger Subsidiary and the Company.

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

     Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Person,

          (a) except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Stock (including the associated Company Rights) outstanding immediately prior to the Effective Time shall be shall be converted into the right to receive an amount in cash per share, without interest, equal to $16.00 (the "MERGER CONSIDERATION");

          (b) each share of Company Stock held by the Company as treasury stock or owned by Parent (including the Contributed Stock) or Merger Subsidiary immediately prior to the Effective Time shall be cancelled, and retired without payment of any consideration therefor;

          (c) each share of Company Stock held by any Subsidiary of the Company immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

          (d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the "EXCHANGE AGENT") reasonably satisfactory to the Company for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the "CERTIFICATES") or (ii) uncertificated shares of Company Stock (the "UNCERTIFICATED SHARES"). Immediately prior to the Effective Time, the Company shall deposit $18 million in cash (the "COMPANY CASH DEPOSIT") with the Exchange Agent. The Company Cash Deposit shall be made solely out of Freely Available Cash and shall be used solely for purposes of paying a portion of the Merger Consideration in accordance with this Article 2 and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. At or immediately following the Effective Time, Parent shall make available to the Exchange Agent cash, for the benefit of the holders of Certificates and Uncertificated Shares, in an amount sufficient to pay all remaining aggregate Merger Consideration in excess of the Company Cash Deposit. Promptly after the Effective Time (but, subject to receipt by the Exchange Agent of the necessary stockholder records from the Company's transfer agent, in no event more than ten (10) Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. The parties hereby acknowledge and agree that the ten (10)-Business Day period set forth in the previous sentence will be tolled for each Business Day the Exchange Agent has not received the necessary stockholder records from the Company's transfer agent.

     (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon
(i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share.

Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock nine (9) months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Considerations in respect of such shares without any interest thereon. Notwithstanding the foregoing, neither Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for shares of Company Stock for which appraisal rights have been perfected shall be returned to the Surviving Corporation upon demand.

     Section 2.04. Dissenting Shares. Notwithstanding Section 2.03, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Stock in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

     Section 2.05. Stock Options; Restricted Stock. (a) At or immediately prior to the Effective Time, each option to purchase shares of Company Stock outstanding under any employee stock option or compensation plan or arrangement of the Company (a "COMPANY STOCK OPTION"), whether or not vested or exercisable, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option, subject to applicable withholding requirements, an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration in cash per share over the applicable exercise price of such option by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

          (b) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this
Section 2.05.

          (c) Immediately prior to the Effective Time, each share of restricted Company Stock that is outstanding shall become fully vested and not subject to any rights of repurchase or forfeiture provisions, and the holders of such outstanding restricted stock awards shall be treated as Persons holding shares of the Common Stock of the Company under this Agreement.

     Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, there is any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period relating to the Company Stock, but excluding any change that results from any exercise of options to purchase shares of Company Stock granted under the Company's stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     Section 2.07. Withholding Rights. Each of the Surviving Corporation, Parent and any other Person required to withhold with respect to any payment made under this Agreement shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts that it is required to withhold and properly remit such amounts to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

     Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be as set forth on Exhibit B hereto until amended in accordance with Applicable Law.

     Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

     Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to such exceptions disclosed in the Company Disclosure Schedule (it being expressly understood and agreed that the disclosure of any fact or item in any Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Company that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed, the Company represents and warrants to Parent that:

     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material Permits required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company and each of its Subsidiaries as currently in effect. The Company has heretofore delivered to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent versions thereof) of the meetings of the stockholders, the Board of Directors and any committees of the Board of Directors of the Company and each of its Subsidiaries since January 1, 2005.

     Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger (the "COMPANY STOCKHOLDER APPROVAL"). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws or by general principles of equity.

          (b) At a meeting duly called and held, the Company's Board of Directors, acting upon the favorable recommendation of a special committee of the Board of Directors, which is comprised entirely of disinterested, independent directors (the "SPECIAL COMMITTEE"), has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders (other than the Continuing Stockholders and their Affiliates), (ii) declared this Agreement and the transactions contemplated hereby advisable, (iii) approved and adopted this Agreement and the transactions contemplated hereby, (iv) resolved (subject to Section 6.03) to recommend adoption of this Agreement by its stockholders (such recommendation, the "COMPANY BOARD RECOMMENDATION"), and (v) taken all action necessary to render inapplicable to this Agreement, the Merger, the Voting Agreements and the other transactions contemplated hereby and thereby the restrictions on "business combinations" (as defined in Section 203 of Delaware
Law) set forth in Section 203 of Delaware Law.

     Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1934 Act, and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.04. Non-contravention. Except as set forth in Section 4.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) require any consent or other action by any Person under, contravene, conflict with, violate, breach or constitute a default under, or an event that, with or without notice or lapse of time or both, would constitute a violation, breach or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under (A) any provision of the certificate of incorporation or bylaws of the Company or similar organizational documents of any of its Subsidiaries, (B) assuming compliance with the matters referred to in
Section 4.03, any provision of any Applicable Law, (C) any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any Permit affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (ii) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (i)(B), (i)(C) and (ii), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Stock. As of the date of this Agreement, there were outstanding 6,675,457 shares of Company Stock (of which 284,400 are shares of Restricted Stock), Company Stock Options to purchase an aggregate of 314,975 shares of Company Stock under the Company's 1994 Stock Incentive Plan (the "1994 PLAN") (of which options to purchase an aggregate of all such shares of Company Stock were exercisable), Company Stock Options to purchase an aggregate of 7,500 shares of Company Stock under the Company's 2005 Stock Option Plan (the "2005 PLAN" and, together with the 1994 Plan, the "COMPANY STOCK PLANS") (of which options to purchase an aggregate of all such shares of Company Stock were exercisable) and no options to purchase Company Stock granted outside the Company Stock Plans. The Company has no shares of Company Stock reserved for future issuance under the 1994 Plan and 591,500 shares of Company Stock reserved for future issuance under the 2005 Plan. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth on Section 4.05(a)(i) of the Company Disclosure Schedule, no Company Subsidiary or Affiliate owns any shares of capital stock of the Company. Section 4.05(a)(ii) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Stock Option, including the holder, date of grant, exercise price, expiration date, number of shares of Company Stock subject thereto and an indication of whether the holder is an employee of the Company. The Company has provided to Parent copies of the forms of all grant agreements pursuant to which any Company Stock Option was granted.
Section 4.05(a)(iii) of the Company Disclosure Schedule contains a complete and correct list of each outstanding share of Restricted Stock, including the holder, date of grant, vesting schedule and number of shares of Restricted Stock. The Company has provided to Parent copies of the forms of all grant agreements pursuant to which any Restricted Stock was issued. All Company Stock Options and shares of Restricted Stock may, by their terms, be treated in accordance with 2.05. All Company Stock Options and any other Company Securities, in each case whether currently outstanding or previously issued under the Company Stock Plans or any similar equity plan previously in existence, were granted with an exercise price or strike price not less than the fair market value of the Company Stock on the grant date and were granted in material compliance with the applicable equity plan and the rule of the Nasdaq Global Market or other securities exchange on the Company Common Stock was traded on the grant date.

          (b) Except as set forth in this Section 4.05, there are no outstanding
(i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreements with respect to any Company Securities and, to the knowledge of the Company, as of the date of this Agreement (other than pursuant to the Voting Agreements) there are no irrevocable proxies and no voting agreements with respect to any Company Securities.

          (c) Except as set forth in Section 4.05(c) of the Company Disclosure Schedule, no Company Securities are owned by any Subsidiary of the Company.

          (d) Except as set forth in Section 4.05(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security,
(C) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (D) amounts owing as deferred purchase price for the purchase of any property, (E) capital leases or (F) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (E) above of any other person (collectively, "INDEBTEDNESS"). There are no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries or any other securities (other than shares of Company Stock), instruments or obligations of the Company or any of its Subsidiaries, in each case, which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote.

     Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material Permits required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All material Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Section 4.06(a) of the Company Disclosure Schedule.

          (b) Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii) being referred to collectively as the "COMPANY SUBSIDIARY Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreements with respect to any Company Subsidiary Securities and, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any Company Subsidiary Securities.

          (c) Except as set forth in Section 4.06(c) of the Company Disclosure Schedule, except for the Company Subsidiary Securities, the Company does not own, directly or indirectly, any capital stock of, or other equity, ownership, profit, voting or other interests in, or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

     Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has delivered or made available to Parent, or the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC contains in a publicly available format, complete and correct copies of all reports, schedules, forms, statements and other documents filed by the Company with or furnished by the Company to the SEC since January 1, 2004 (collectively, the "COMPANY SEC DOCUMENTS"). Since January 1, 2004, the Company has filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by Law to be filed or furnished at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document or filing with the SEC.

          (b) As of their respective dates, each of the Company SEC Documents complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

          (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has provided to Parent copies of all comment letters received from the SEC since January 1, 2004 relating to the Company SEC Documents, and any written responses of the Company thereto. There are no outstanding or unresolved comments in any comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

          (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document that becomes effective subsequent to the date hereof will not, as of such date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (e) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder applicable to it. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company's code of ethics, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company's code of ethics.

          (f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and principal financial officer to material information required to be included in the Company's periodic reports required under the 1934 Act.

          (g) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) ("INTERNAL

CONTROLS"). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company's auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company's auditors and audit committee since April 1, 2006.

          (h) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

     Section 4.08. Financial Statements. The financial statements (including the notes) of the Company included in the Company SEC Documents complied, at the time the respective statements were filed, or with respect to Company SEC Document filed subsequent to the date hereof will comply, at the time the respective statements are filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

     Section 4.09. Disclosure Documents. The proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the "COMPANY PROXY STATEMENT") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Any other documents filed by the Company with the SEC pursuant to Regulation 14A under the 1934 Act (the "COMPANY PROXY MATERIALS") will not, at the time they are filed with the SEC or otherwise disseminated to the stockholders of the Company or the public, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement or Company Proxy Materials based upon information furnished to the Company in writing by Parent specifically for use therein.

     Section 4.10. Absence of Certain Changes. Except as disclosed in Section
4.10 of the Company Disclosure Schedule, since the Company Balance Sheet Date, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business and in a manner consistent with past practices, and there has not been:

          (a) any event, occurrence, development or state of circumstances or facts that has had or could have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (b) any amendment of the articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company or its Subsidiaries;

          (c) any splitting, combination or reclassification of any shares of capital stock of the Company or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for regular quarterly cash dividends with customary record and payment dates on the shares of Company Stock not in excess of $0.10 per share per quarter;

          (d) (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options that were outstanding on the Company Balance Sheet Date in accordance with the terms of those options on the Company Balance Sheet Date and (B) any Company Subsidiary Securities to the Company or any other Subsidiary or (ii) amendment of any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

          (e) authorization of, or commitment to make, capital expenditures in excess of $500,000 in the aggregate;

          (f) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Company or any of its Subsidiaries of any Person or any division of any Person or any material amount of assets of in any Person;

          (g) any sale, lease or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of the Company or any of its Subsidiaries, other than sales of inventory in the ordinary course of business consistent with past practice;

          (h) other than in connection with actions permitted by Section 4.10(d) or Section 4.10(e), the making by the Company or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

          (i) the creation, incurrence, assumption or sufferance to exist by the Company or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof;

          (j) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

          (k) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of the Company or any of its Subsidiaries;

          (l) (i) any grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) the entry into any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) any establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) any material increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

          (m) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

          (n) any change in the Company's methods of accounting, except as required by Applicable Law or GAAP;

          (o) any settlement of, or offer or proposal to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

          (p) any write-down by the Company or any of its Subsidiaries of any of the material assets of the Company or its Subsidiaries not in the usual course of business; or

          (q) any Tax election made or changed other than in the ordinary course of business, any annual tax accounting period made or changed, any method of tax accounting adopted or changed, any Tax Returns amended materially or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

     Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

          (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto,

          (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date which are not material in amount to the Company and its Subsidiaries taken as a whole;

          (c) liabilities and obligations under this Agreement; and

          (d) other liabilities or obligations which are not material in amount to the Company and its Subsidiaries taken as a whole.

     Section 4.12. Compliance with Laws; Permits. Except as listed in Section
4.18 of the Company Disclosure Schedule, the Company and each of its Subsidiaries is, and since January 1, 2004, has been in compliance in all material respects with Applicable Law, and has not received notice of any investigation with respect to or been threatened to be charged with or given notice of any violation of any Applicable Law. The Company and each of its Subsidiaries is and, since January 1, 2004 has been in compliance in all material respects with their respective material Permits, and has not received notice of any violation related to any such Permit or any revocation or threatened revocation of any such Permit.

     Section 4.13. Litigation. Except as listed in Section 4.13 of the Company Disclosure Schedule, there is no claim, action, suit, investigation or proceeding ("PROCEEDINGS") pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority. Neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority (each, an "ORDER") against the Company or any of its Subsidiaries or naming the Company or any of its Subsidiaries as a party or by which any of the employees or representatives of the Company or any of its Subsidiaries is prohibited or restricted from engaging in or otherwise conducting the business of the Company or any of its Subsidiaries as presently conducted.

     Section 4.14. Finders' Fees; Expenses. Except for Houlihan Lokey Howard & Zukin Capital, Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Company has delivered to Parent a copy of any agreement pursuant to which any such fee or commission may be payable and any indemnification and other agreements related to the engagement of the persons to whom such fees are payable. Section 4.14 of the Company Disclosure Schedule sets forth the Company's good faith estimate of the aggregate fees and expenses of any accountants, brokers, financial advisors, consultants, legal counsel or other persons retained by the Company incurred or to be incurred by the Company and its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

     Section 4.15. Opinion of Financial Advisor. The Company has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., dated October 1, 2007, to the effect that, as of that date, the consideration to be received in the Merger by the holders of the Company Common Stock (other than the Continuing Stockholders and their Affiliates) is fair from a financial point of view to such holders.

     Section 4.16. Taxes. (a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (including extensions) in accordance with all Applicable Laws, and all such Tax Returns are true and complete in all material respects.

          (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes shown as due and payable on the Tax Returns that have been filed and any other material Taxes that are due and payable, or, where payment is not yet due (or with respect to Taxes which are being contested in good faith), has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

          (c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company's Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

          (d) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

          (e) The Company has provided or made available to Parent true and complete copies of all United States and California State Tax Returns filed with respect to it or its Subsidiaries, as the case may be, for taxable periods ending after December 31, 2004. The Company has provided a FIN48 summary of all of its Tax Returns for its Subsidiaries since December 31, 2004.

          (f) Neither the Company nor any of its Subsidiaries or any predecessor has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver.

          (g) Neither the Company nor any of its Subsidiaries has entered into any "reportable transaction" as such term is defined in Treasury Regulation
Section 1.6011-4(b)(1) or any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax legal requirement.

          (h) The Company and each of the Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, stockholder or other third party (whether domestic or foreign).

          (i) Neither the Company nor any of its Subsidiaries has liability for the Taxes of any Person other than the Company and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign legal requirement), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

          (j) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any of its Subsidiaries in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

          (k) None of the Company or any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return or pay any tax that was not filed or was not paid.

          (l) "TAX" means (i) any tax, governmental fee or other like assessment or charge (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a "TAXING AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). "TAX RETURN" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. "TAX SHARING AGREEMENTS" means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's Tax liability excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

     Section 4.17. Employee Benefit Plans. (a) Section 4.17 of the Company Disclosure Schedule contains a complete and correct list identifying each "employee benefit plan," as defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral, formal or informal) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate or with respect to which the Company or any of its Subsidiaries has or may in the future have any liability (collectively, the "EMPLOYEE PLANS"). Except as set forth on Section 4.17 of the Company Disclosure Schedule, copies of such Employee Plans (and, if applicable, any related administrative agreements, trust or funding agreements, insurance policies, summary plan descriptions, or summaries of material modifications) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the two most recent annual reports and tax returns (including all applicable schedules) prepared in connection with any such plan or trust, and all material correspondence in connection with any Employee Benefit Plan to or from any Governmental Authority within the past two years.

          (b) Neither the Company nor any subsidiary or other ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan that is (i) subject to Title IV of ERISA, (ii) a defined benefit plan, (iii) a plan described in Section 413 of the Code, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

          (c) Except as listed in Section 4.17(c) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN") or any multiple employer plan.

          (d) All Employee Benefit Plans that are intended to be qualified under
Section 401(a) of the Code (each, a "QUALIFIED PLAN") have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, or the sponsor thereof has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan. No such determination, opinion or advisory letter has been revoked and, to the Knowledge of the Company, revocation has not been threatened, nor has any amendment to an Employee Benefit Plan has been adopted since the date of such letter covering such Employee Benefit Plan that would adversely affect such favorable determination. No Qualified Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. The Company has made available to Parent copies of the most recent Internal Revenue Service determination, opinion or advisory letters, as the case may be, with respect to each Qualified Plan.

          (e) Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all Applicable Laws, including ERISA and the Code. Neither the Company nor, to the Company's Knowledge, any other Person, has engaged in any transaction or omission with respect to any Employee Benefit Plan that could subject the Company to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable legal requirements.

          (f) Except as set forth in Section 4.17(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance, bonus or other pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase the amount payable or trigger any other material obligation pursuant to any Employee Plan. Section 4.17(f) of the Company Disclosure Schedule sets forth a complete and correct list (i) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided to Parent and (ii) the maximum aggregate amounts so payable to each such individual as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

          (g) Except as set forth in Section 4.17(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and/or subsequent employment termination (whether by the Company or the officer) whether alone or in connection with any other event, will not (i) result in a material increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, or (ii) result in any payment or series of payments by the Company to any employee or other Person which could constitute an "excess parachute payment" within the meaning of Section 280G of the Code or that would not be deductible on the Company's corporate tax return under Section 162(m) of the Code.

          (h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code or similar non-U.S. law.

          (i) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended March 31, 2007.

          (j) Except as listed in Section 4.17(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or has in the past been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

          (k) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

          (l) There is no action, suit, investigation, audit or proceeding pending against, involving or threatened against any Employee Plan.

          (m) There is no outstanding loan by the Company or any Subsidiary to any employee or independent contactor.

          (n) No work stoppage, slowdown, or labor strike against the Company is pending or reasonably anticipated, or, to the Company's Knowledge, threatened with respect to the employee, (ii) the Company has no Knowledge of any activities or proceedings of any labor union to organize any employee, or of other organizational campaigns, petitions or other unionization activities;
(iii) there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints; and (vi) Company is currently in compliance with all Applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority.

          (o) Each Employee Benefit Plan that is a "nonqualified deferred compensation plan" (as defined for purposes of Section 409A(d)(1) of the Code)
(1) has been operated since January 1, 2005 in good faith compliance with
Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, and (2) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been "materially modified" (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Stock Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

          (p) Except as set forth on Section 4.17(p) of the Company Disclosure Schedule, no Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Benefit Plan, a "FOREIGN BENEFIT PLAN"). With respect to any Foreign Benefit Plans, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all Applicable Laws of any controlling Governmental Authority, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the applicable closing financial statements, and (C) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 4.17(p) of the Company Disclosure Schedule.

     Section 4.18. Environmental Matters. (a) Except for matters that are disclosed in Section 4.18 of the Company Disclosure Schedule, and have been disclosed in the Company's SEC Reports:

               (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law, other than any of the foregoing that would not have or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

               (ii) the Company and its Subsidiaries are and have been in material compliance with all Environmental Laws and all Environmental Permits, and the Company and its Subsidiaries possess all material Environmental Permits required under applicable Environmental Laws for the conduct of their business, is in compliance in all material respects with the terms and conditions thereof and has timely applied for any renewal of the same; and

               (iii) there are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and any release thereof, and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any material liability or obligation.

          (b) Except for what is listed in Section 4.18 of the Company Disclosure Schedule, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date hereof.

          (c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

          (d) Section 4.18 of the Company Disclosure Letter sets forth a complete list of Environmental Permits required under applicable Environmental Laws for the conduct of business by the Company and its Subsidiaries.

          (e) For purposes of this Section 4.18, the terms "COMPANY" and "SUBSIDIARIES" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

          (f) Notwithstanding anything else in this Agreement to the contrary, this Section 4.18 contains the sole and exclusive representations and warranties of the Company with respect to any environmental health and safety matters, including without limitation any matters arising under any Environmental Laws.

     Section 4.19. Material Contracts. (a) Section 19 of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is legally bound:

               (i) each Contract between the Company or any of its Subsidiaries and any of the 20 largest customers of the Company and any of its Subsidiaries (determined on the basis of aggregate revenues received by the Company or any of its Subsidiaries over the four consecutive fiscal quarter period ended June 29,
2007) (each such customer, a "MAJOR CUSTOMER");

               (ii) each Contract between the Company or any of its Subsidiaries and any of the 30 largest licensors or other suppliers to the Company and any of its Subsidiaries (determined on the basis of aggregate amounts paid by the Company or any of its Subsidiaries over the four consecutive fiscal quarter period ended June 29, 2007) (each such licensor or other supplier, a "Major Supplier");

               (iii) each Contract that contains any provisions restricting the Company or any of its Affiliates or any successor thereto (or that could, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates) from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date;

               (iv) each Contract that (A) grants any exclusive license or supply or distribution agreement or other exclusive rights or (B) contains any provision that requires the purchase of all or a given portion of the requirements of the Company or any of its Subsidiaries from a given third party, or any other similar provision;

               (v) each Contract pursuant to which the Company or any of its Subsidiaries grants "most favored nation" or similar pricing or terms;

               (vi) each Contract pursuant to which the Company or any of its Subsidiaries has been granted or granted any license to Intellectual Property Rights, other than nonexclusive licenses granted by the Company or any of its Subsidiaries to any customer in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

               (vii) each lease or sublease of real property and each lease or sublease of personal property, in each case to which the Company or any of its Subsidiaries is party as either lessor or lessee;

               (viii) each Contract relating to Indebtedness;

               (ix) each Contract to which the Company or any of its Subsidiaries is party creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

               (x) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than extensions of credit in the ordinary course of business consistent with past practice);

               (xi) each Contract under which the Company or any of its Subsidiaries has any material obligations that have not been satisfied or performed relating to the acquisition or disposition of all or any portion of the business of the Company (whether by merger, sale of stock, sale of assets or otherwise);

               (xii) each Contract under which the Company or any of its Subsidiaries has acquired or disposed of any portion of any business (whether by merger, sale of stock, sale or assets or otherwise) since January 1, 2004;

               (xiii) each partnership, joint venture or other similar Contract or arrangement;

               (xiv) each employee collective bargaining agreement or other Contract with any labor union and each employment Contract (other than for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company;

               (xv) each Contract relating to the settlement or other resolution of any suit, claim, action, investigation or other Proceeding entered into since January 1, 2003;

               (xvi) except for the Contracts disclosed above, each Contract that has aggregate future sums due to or from the Company and its Subsidiaries, taken as a whole, for the 12-month period ending on June 30, 2008, in excess of $500,000; and

               (xvii) except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act, or that is otherwise material to Company and its Subsidiaries, taken as a whole, and not entered into in the ordinary course of business consistent with past practice.

          (b) Each Contract disclosed in Section 4.19 of the Company Disclosure Schedule, required to be disclosed pursuant to this Section 4.19 or which would have been required to be so disclosed pursuant to this Section 4.19 if it had existed on the date of this Agreement (each, a "MATERIAL CONTRACT") is in full force and effect and is a legal, valid and binding agreement of the Company or a Subsidiary, as the case may be, and, to the Knowledge of the Company of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors' rights generally and by general principles of equity. No notice to terminate, in whole or part, any of the same has been served (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served), none of the Company, any of its Subsidiaries or, to the Knowledge of the Company any other party thereto, is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. To the Knowledge of the Company, there are no circumstances that are reasonably likely to occur that are reasonably likely to adversely affect the ability of the Company or any of its Subsidiaries to perform its material obligations under any Material Contract.

          (c) Since June 29, 2007, none of the Major Customers or Major Suppliers has terminated, failed to renew or requested any material amendment to any of its Contracts or any of its existing relationships with the Company or any of its Subsidiaries.

          (d) Except as set forth on Section 4.19 of the Company Disclosure Schedule, the Company has delivered to Parent complete and correct copies of each Material Contract in existence as of the date of this Agreement, as amended and supplemented.

     Section 4.20. Insurance Policies. The Company and the Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as are customary for the business of the Company and its Subsidiaries. Section 4.20 of the Company Disclosure Schedule contains a description of the policies of insurance of the Company presently in force, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy, deductible amount, limits of liability and annual premium (and, if the owner of such policy is not the Company, the name of the owner of such policy). All such policies are valid, outstanding and enforceable, all premiums due and payable thereon have been paid and neither the Company nor any Subsidiary has agreed to modify or cancel any of such insurance policies nor has the Company received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business and consistent with past practice or such as is normal and customary in the Company's industry (and, in the case of cancellation, such policy has been replaced on substantially similar terms prior to the date of such cancellation). There is no material claim pending under any such material policies as to which coverage has been questioned, denied or disputed.

     Section 4.21. Intellectual Property. (a) The Company and its Subsidiaries own or otherwise hold the right to use all material Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted by the Company or any of its Subsidiaries (the "NECESSARY IP RIGHTS"). The consummation of the transactions contemplated by this Agreement will not alter, restrict, encumber, impair or extinguish any Necessary IP Rights.

          (b) Except as listed in Section 4.21(b) of the Company Disclosure Schedule, there are no Proceedings pending or threatened in writing, or to the Knowledge of the Company, orally (i) alleging infringement, misappropriation or any other violation of any Intellectual Property Rights of any Person by the Company or any of its Subsidiaries or any of their respective products or services, or (ii) challenging the scope, ownership, validity, or enforceability of the Company-Owned IP or of the Company and its Subsidiaries' rights under the Company IP. None of the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person.

          (c) (i) The Company and its Subsidiaries hold all right, title and interest in and to the Company-Owned IP, free and clear of any Liens and (ii) there are no restrictions on the disclosure, use, license or transfer of the Company-Owned IP or material Company IP.

          (d) Section 4.21(d) of the Company Disclosure Schedule contains a complete and correct list of all Registered IP. The Company and its Subsidiaries have taken all actions necessary to maintain and protect the Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and all assignments (and licenses where required) of the Registered IP have been duly recorded with the appropriate Governmental Authorities. The Company and each of its Subsidiaries have complied with all applicable notice and marking requirements for the Registered IP. None of the Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Company, all Registered IP is valid and enforceable. There are no actions that are required to be taken by the Company or any of its Subsidiaries prior to February 1, 2008 with respect to the Registered IP.

          (e) Section 4.21(e) of the Company Disclosure Schedule contains (A) a complete and correct list of all licenses and other Contracts pursuant to which the Company or any Subsidiary is granted rights in any third-party Intellectual Property (x) embedded or incorporated into or distributed with any of the Company's products, (y) used by the Company or any of its Subsidiaries in the development or support of any of the Company's products or (z) used or held for use by the Company for any other purpose (excluding, for purposes of clause (z) only, any non-material generally available, off-the-shelf software programs licensed by the Company on standard non-negotiated terms) and (B) a summary of the Company's and its Subsidiaries' remaining payment and accounting obligations, if any, with respect to each of the Contracts listed thereon, excluding non-material agreements for generally available, off-the-shelf software programs licensed by the Company on standard non-negotiated terms. The Company has delivered to Parent copies of all licenses, sublicenses and other agreements identified above. The Company and its Subsidiaries are not in material breach or default under any such agreement nor has the Company or any of its Subsidiaries received in writing any claim or notice of default under any such agreement. No person other than the Company or its Subsidiaries possesses any current or contingent rights (arising from the use of Public Software or otherwise) to receive, use or otherwise exploit any source code that is part of the Company Owned IP.

          (f) No software covered by or embodying any Company-Owned IP has been or is being distributed, directly or indirectly, by or on behalf of the Company or any of its Subsidiaries, in whole or in part, or was used, or is being used in conjunction with any Public Software by or on behalf of the Company or any of its Subsidiaries in a manner which would require that such software be disclosed or distributed in source code form or made available at no charge.

          (g) The Company and its Subsidiaries have taken all reasonable steps to protect their rights in the Company-Owned IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, the Company and its Subsidiaries have not made any of their material trade secrets or other confidential or proprietary information available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials. The Company and its Subsidiaries have and enforce a policy requiring each employee and consultant of the Company or any of its Subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form provided to Parent, and all current and former employees and consultants of the Company and its Subsidiaries with access to confidential information of the Company or its Subsidiary have executed such an agreement.

          (h) The Company and its Subsidiaries have obtained from all parties (including current or former directors, officers or employees) who have created any portion of, or otherwise who would have any rights in or to, any Company-Owned IP or who developed any Intellectual Property Rights for the Company or its Subsidiaries, valid and enforceable written assignments of any such rights to the Company and its Subsidiaries and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor's or third party's rights in such Company-Owned IP or Intellectual Property Rights. The Company has provided true and complete copies of such assignments to Parent. Neither the Company nor any of its Subsidiaries is obligated to provide any consideration (whether financial or otherwise) to any third party with respect to any exercise of rights by the Company or any of its Subsidiaries, or any successor to the Company or any of its Subsidiaries, in any Company IP.

          (i) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company IP to any other Person. Other than pursuant to non-exclusive licenses granted in the ordinary course of business to customers and distributors with respect to the Company's products as listed in Section 4.21(i) of the Company Disclosure Schedule, no third party holds any license or right to use the Company IP. The Company has delivered to Parent copies of all licenses and agreements identified above.

          (j) No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company-Owned IP. Neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any other Person any license or right to any Company-Owned IP.

          (k) Neither the Company nor any of its Subsidiaries has brought any actions or lawsuits alleging (i) infringement of any of the Company-Owned IP or
(ii) breach of any license,
sublicense or other agreement authorizing another party to use the Company IP, and, to the Company's Knowledge, as of the date hereof, there is no infringement of any Company-Owned IP or material breach of any license, sublicense or other agreement authorizing another party to use the Company IP. Neither the Company nor any of its Subsidiaries has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company-Owned IP.

          (l) Immediately following the Effective Time, the Surviving Corporation will be permitted to exercise all of the rights of the Company or any of its Subsidiaries under their respective contracts, licenses and agreements to the same extent as the Company or any of its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay, except as a result of any agreements, contracts, licenses and agreements that Parent or the Merger Sub is subject to prior to the consummation of the transactions contemplated by this Agreement. Neither this Agreement nor the transactions contemplated hereby, will directly result in (i) Parent or Surviving Corporation granting to any third party any right to, or with respect to, any material Intellectual Property Right owned by, or licensed to, either of them, (ii) Parent or Surviving Corporation being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business, or (iii) Parent or Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Company or its Subsidiaries prior to the Effective Time, except as a result of any contracts, licenses and agreements that Parent or the Merger Sub is subject to prior to the consummation of the transactions contemplated by this Agreement.

     Section 4.22. Products. The Company has provided to Parent complete and correct current lists of each of the products produced or sold by the Company or any of its Subsidiaries in the form of Distributor Price Lists for each applicable geographic region. Each of such products is (i) in compliance in all material respects with Applicable Law and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the documentation, container or label for such product or in connection with its sale. There is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with Applicable Law and current industry practice with respect to its contents and use.

     Section 4.23. Properties. (a) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material properties and material tangible assets. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens.

          (b) Section 4.23(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real or immovable property and interests in real or immovable property owned by the Company or any of its Subsidiaries (each, an "OWNED REAL PROPERTY").

          (c) There are no developments affecting any Owned Real Property pending or, to the Knowledge of the Company threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

          (d) To the Knowledge of the Company, each Owned Real Property has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), is adequate and suitable for their present uses and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound.

          (e) Each Owned Real Property currently has access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the business of the Company or any Subsidiary as heretofore conducted. To the Knowledge of the Company, none of the structures on any Owned Real Property encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any such Owned Real Property.

          (f) Each Owned Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar Applicable Law.

          (g) Section 4.23(g) of the Company Disclosure Schedule sets forth a complete and correct list of all real or immovable property and interests in real or immovable property leased by the Company or any of its Subsidiaries (each, a "LEASED REAL PROPERTY").

          (h) With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property.

          (i) The Owned Real Properties and Leased Real Properties constitute all of the real property used or held for use in connection with the businesses of the Company or any Subsidiary and are adequate to conduct such businesses as currently conducted.

     Section 4.24. Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries nor (to the Knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries or (ii) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment.

     Section 4.25. Interested Party Transactions. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, shareholder that beneficially owns 5% or more of the Company's outstanding common stock, or director or executive officer of the Company. No event has occurred since the date of the Company's last proxy statement for its annual meeting of stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     Section 4.26. Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Voting Agreements or any of the transactions contemplated hereby.

          (b) The Company has taken all action necessary (i) to render the Company Rights inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, and (ii) ensure that (A) neither Parent, Merger Subsidiary nor any of their Affiliates will become an "Acquiring Person" (as such term is defined in the Company Rights Agreement),
(B) none of a "SHARES ACQUISITION DATE", a "DISTRIBUTION DATE", or a "TRIGGERING EVENT" (each as defined in the Company Rights Agreement) shall occur, and (C) the Company Rights will not separate from the shares of Company Common Stock, in each case, by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby and thereby.

                                    ARTICLE 5
         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

     Subject to such exceptions disclosed in the Parent Disclosure Schedule (it being expressly understood and agreed that the disclosure of any fact or item in any Section of the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties of Parent and Merger Subsidiary that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of Parent or Merger Subsidiary that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed, each of Parent and Merger Subsidiary represents and warrants to the Company that:

     Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

     Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws or by general principles of equity.

     Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or Merger Subsidiary is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the 1934 Act and any other U.S. state or federal securities laws and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not require any consent or other action by any Person under, contravene, conflict with, violate, breach or constitute a default under, or an event that, with or without notice or lapse of time or both, could become a violation, breach or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of (a) the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, any provisions of any Applicable Law, or (c) any agreement or other instrument binding upon Parent or any of its Subsidiaries or any Permit affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or, except in the case each of clauses (b) and (c), as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.05. Absence Of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority, or any Order that would or seeks to materially delay or prevent the consummation of the Merger.

     Section 5.06. Financing. Parent has provided to the Company true, accurate and complete copies of (a) fully executed equity commitment letter, dated as of the date of this Agreement, pursuant to which the Guarantor has committed to provide or cause to be provided the cash amounts set forth therein to provide equity financing to Parent and/or Merger Subsidiary (the "EQUITY COMMITMENT LETTER"), and (b) a fully executed debt commitment letter, dated as of the date of this Agreement (the "DEBT COMMITMENT LETTER" and together with the Equity Commitment Letter, the "FINANCING COMMITMENTS") pursuant to which, and subject to the terms and conditions thereof, the lenders party thereto have committed to provide Merger Subsidiary with loans in the amounts described therein, the proceeds of which are to be used to consummate the Merger and the other transactions contemplated hereby and pay related fees and expenses (the "DEBT FINANCING" and together with the equity financing pursuant to the Equity Commitment Letter, the "FINANCING").

Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and/or Merger Subsidiary, as applicable, and, to Parent's Knowledge, the other parties thereto. As of this date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect. As of the date hereof, neither Parent nor Merger Subsidiary is in default or breach under the terms of the Financing Commitments and, to the Knowledge of Parent, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any default or breach of the terms of the Financing Commitments. Parent and/or Merger Subsidiary has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. Subject to its terms and conditions, the Financing, when funded in accordance with the Financing Commitments and together with the Company Cash Deposit, will provide Parent and Merger Subsidiary with acquisition financing at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement. There are no side letters or other agreements or arrangements relating to the Financing to which Parent, Merger Subsidiary or any of their Affiliates are a party containing additional conditions precedent to the Financing.

     Section 5.07. Limited Guarantee. Concurrently with the execution of this Agreement, Parent has caused the Guarantor to deliver to the Company the executed Limited Guarantee. The Limited Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of the Guarantor, enforceable in accordance with its terms.

     Section 5.08. Disclosure Documents. None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 5.09. Antitakeover Statutes. Neither Parent nor Merger Subsidiary is an "interested stockholder" in the Company, as such term is defined in
Section 203 of the DGCL.

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local Permits, (iii) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships, and (v) manage cash and working capital in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule (with specific reference to the subsection of Section 6.01 to which the disclosure relates), the Company shall not, nor shall it permit any of its Subsidiaries to do any of the following without the prior written consent of Parent:

          (a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) or form any Subsidiary;

          (b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

          (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options in the ordinary course of business consistent with past practice that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other Subsidiary in the ordinary course of business consistent with past practice or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

          (d) incur any capital expenditures or any obligations or liabilities in respect thereof, in the aggregate greater than $500,000;

          (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, (i) any business or Person or division thereof, or (ii) any material amount of assets other than in the ordinary course of business consistent with past practice;

          (f) sell, lease, license, sell and lease-back, mortgage or otherwise transfer or grant rights in, or create or incur any Lien on, any of the Company's or its Subsidiaries' assets, Company-Owned IP, securities, properties, interests or businesses, other than sales of inventory in the ordinary course of business consistent with past practice;

          (g) other than in connection with actions permitted by Section 6.01(d) or Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

          (h) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, or take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any of its Subsidiaries;

          (i) (i) enter into, amend or modify in any material respect or terminate any Material Contract, (ii) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries, or (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract;

          (j) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, other than that undertaken in the normal course of business consistent with past practices, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any current director, officer or employee of the Company or any of its Subsidiaries, other than that undertaken in the normal course of business consistent with past practices, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries other than employee raises undertaken in the normal course of business consistent with past practices;

          (k) write down any of its material assets or change the Company's methods of accounting, except (i) as required by concurrent changes in GAAP (as interpreted by the Company's independent public accountants) or Applicable Law,
(ii) as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board ("FASB") or any similar organization) or (iii) as disclosed in the Company SEC Documents filed prior to the date hereof;

          (l) settle, or offer or propose to settle, (i) any Proceeding or other claim involving or against the Company or any of its Subsidiaries (other than the settlement of immaterial claims in the ordinary course of business consistent with past practice which does not include any obligation to be performed by the Company or any of its Subsidiaries (other than the payment of money) after the Effective Time or the settlement of claims reserved against on the Company Balance Sheet), (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any Proceeding or dispute that relates to the transactions contemplated hereby;

          (m) make or change any Tax election (other than in the ordinary course of business), change any annual tax accounting period, adopt or change any method of tax accounting (other than in the ordinary course of business), amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement or other agreement with a Taxing Authority, settle any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

          (n) enter into any Contract containing any "change of control" or similar provision requiring consent or granting a termination right or acceleration of any rights in connection with transactions similar to the Merger and the transactions contemplated by this Agreement (unless such restriction expressly excludes the Merger and the transactions contemplated by this Agreement from such provision);

          (o) (i) take any action that would reasonably be likely to prevent or materially delay, or omit to take any action necessary to cause, satisfaction of the conditions contained in Sections 9.01 or 9.02 or the consummation of the Merger, or (ii) take any action that would result in a Company Material Adverse Effect;

          (p) change cash or working capital management, including, without limitation, accelerate the collection of receivables or defer the payment of current liabilities; or

          (q) agree, resolve or commit to do any of the foregoing.

     Section 6.02. Stockholder Meeting; Proxy Material.

          (a) The Company shall, as promptly as practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") for the purpose of obtaining the Company Stockholder Approval; provided that the Company may delay the Company Stockholder Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is (i) necessary to secure a quorum, or (ii) required by Applicable Law to comply with any comments made by the SEC with respect to the Proxy Statement or otherwise. The notice of such Company Stockholder Meeting shall state that a resolution to adopt this Agreement will be considered at the Company Stockholder Meeting. Subject to
Section 6.03(b), the Board of Directors of the Company shall recommend to holders of the Company Stock that they adopt this Agreement, and shall include such recommendation in the Company Proxy Statement. The Company shall use its commercially reasonable efforts to satisfy the closing condition set forth in
Section 9.01(a) and otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

          (b) The Company shall, as promptly as practicable following the date of this Agreement, prepare and file with the SEC the Company Proxy Statement. The Company shall use its commercially reasonable efforts to cause the definitive Company Proxy Statement to be cleared by the SEC, mailed to the Company's stockholders as promptly as practicable after such filing. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Company Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Company Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Company Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Company Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response),
(ii) shall include in such document or response all comments reasonably proposed by Parent, and (iii) shall provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Company Proxy Statement, so that the Company Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

     Section 6.03. No Solicitation; Other Offers. (a) General Prohibitions. Subject to Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly,
(i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition

Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an "ADVERSE RECOMMENDATION CHANGE"), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) approve any transaction under, or any Third Party becoming an "interested stockholder" under, Section 203 of Delaware Law, (v) amend or grant any waiver or release or approve any transaction or redeem any Company Rights under the Company Rights Agreement, except in connection with the transactions contemplated by this Agreement, or (vi) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an Acquisition Proposal.

          (b) Exception to Permit Discussions and Due Diligence after Receipt of Certain Proposals. Notwithstanding the foregoing, or anything else in this Agreement, the Board of Directors or the Special Committee of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company's compliance with Section 6.03(a), has made a bona fide Acquisition Proposal that the Board of Directors or the Special Committee of the Company reasonably believes will lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement dated as of May 16, 2007 between the Company and Parent (the "CONFIDENTIALITY AGREEMENT"), (iii) following receipt of a Superior Proposal that has not been withdrawn, subject to the Company's compliance with this Section 6.03, make an Adverse Recommendation Change and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order shall have become final and non-appealable), but in each case referred to in the foregoing clauses
(i) through (iv) only if the Board of Directors or the Special Committee of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel, that the failure to take any such action would reasonably be expected to result in a breach of its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors or the Special Committee of the Company from complying with Rule 14d-9 and Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03.

          (c) Required Notices. The Board of Directors or the Special Committee of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action. In addition, the Company shall notify Parent promptly (but in no event later than one (1) Business Day) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, as promptly as practicable, of the status and details of any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with any non-public information concerning the Company provided to any Third Party that was not previously provided to Parent.

          (d) Definition of Superior Proposal. For purposes of this Agreement, "SUPERIOR PROPOSAL" means any bona fide, unsolicited written Acquisition Proposal for seventy-five percent (75%) or more of the outstanding shares of Company Stock on terms that the Board of Directors of the Company or the Special Committee determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company's stockholders (other than the Continuing Stockholders) than as provided hereunder and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

          (e) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information).

     Section 6.04. Financing. The Company shall, and shall cause its Subsidiaries to, provide such cooperation as may be reasonably requested by Parent in connection with obtaining the Financing or any alternative financing (including any alternative financing pursuant to Section 7.06), including: (i) participation in meetings, drafting sessions, and due diligence sessions, and otherwise assisting Parent in the preparation of offering materials and materials for rating agency presentations; (ii) reasonably cooperating with the marketing efforts of Parent, its Subsidiaries, and their financing sources for any of the financing, including participation in management presentation sessions, "road shows", and sessions with rating agencies; (iii) furnishing Parent, its Subsidiaries, and their financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements, and assisting Parent in the preparation of business projections and other financial data of the type required by Regulation S-X and Regulation S-K under the 1933 Act, and of the type and form customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents; (iv) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the financing; (v) reasonably facilitating the pledging of collateral;

and (vi) using commercially reasonable efforts to obtain accountants' comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent.

     Section 6.05. Exemption from Liability Under Section 16. Prior to the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Stock (including derivative securities with respect to Company Stock) under such rule and resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of
Section 16(a) of the Exchange Act with respect to the Company.

                                    ARTICLE 7
                               COVENANTS OF PARENT

     Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 7.02. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

     Section 7.03. Information For Proxy Statement. Parent will furnish to the Company such data and information relating to it and Merger Subsidiary as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto.

     Section 7.04. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

          (a) After the Effective Time, the Surviving Corporation shall honor and fulfill in all respects all obligations of the Company and its Subsidiaries in respect of rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and each of its Subsidiaries (each, an "INDEMNIFIED PERSON") as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement and disclosed on Section 7.04(a) of the Company Disclosure Schedule; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law. In furtherance and not in limitation of the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other comparable organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by Applicable Law.

          (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 7.04(b), the Surviving Corporation shall not be obligated to pay an aggregate premium in excess of 250% of the amount per annum the Company paid in its last full fiscal year (the "ANNUAL PREMIUM"), which amount is disclosed on Section 7.04(b) of the Company Disclosure Schedule. Notwithstanding the foregoing, the Surviving Corporation may acquire a six-year prepaid "tail" policy to the Company's existing directors' and officers' liability insurance policy (which "tail" policy shall contain the same terms and conditions as such existing policy) and in such event, the Surviving Corporation shall maintain such "tail" policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations of the Surviving Corporation under the first sentence of this 7.04(b) for a six years after the Effective Time; provided that in no event shall the Surviving Corporation be obligated to pay an amount for such "tail" policy that in the aggregate exceeds 250% of the Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, at Parent's direction in its sole discretion, the Company shall purchase at or immediately prior to the Effective Time a six-year prepaid "tail" policy to its existing directors' and officers' liability insurance policy (which "tail" policy shall contain the same terms and conditions as such existing policy), and in such event, the Surviving Corporation shall maintain such "tail" policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations of the Surviving Corporation under the first sentence of this 7.04(b) for a six years after the Effective Time; provided that in no event shall the Company pay an amount for such "tail" policy that in the aggregate exceeds 250% of the Annual Premium. In the event that the costs for either (a) the aggregate premium payable by the Surviving Corporation pursuant to the first sentence of this Section 7.04(b),
(b) a prepaid "tail-policy" purchased by the Surviving Corporation, or (c) a prepaid "tail-policy" purchased by the Company exceed the applicable 250% threshold, then the Surviving Corporation or the Corporation, if applicable, shall be obligated to obtain a policy with the greatest coverage available for a cost up to, but not exceeding such aggregated amount.

          (c) The obligations set forth in this Section 7.04 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or his or her heirs and his or her representatives) without the prior written consent of such affected Indemnified Person (or his or her heirs and his or her representatives). The provisions of this Section 7.04
(i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          (d) This Section 7.04 shall be binding on the Surviving Corporation and its successors and assigns. In the event the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in each case, proper provision shall be made so that the successor and assign of the Surviving Corporation shall honor the obligations set forth with respect to the Surviving Corporation in this Section 7.04.

     Section 7.05. Employee Benefits; 401(k) Plan. From and after the Effective Time, Parent will, or will cause the Surviving Corporation to recognize the prior service with the Company or its Subsidiaries of each employee of the Company or its Subsidiaries as of the Effective Time (the "Company Employees") in connection with all employee benefit plans, programs or policies of Parent or its affiliates in which Company Employees are eligible to participate following the Effective Time, for purposes of eligibility, and, for vacation and severance policies, levels of benefits. From and after the Effective Time, Parent will use commercially reasonable efforts, or will cause the Surviving Corporation to use commercially reasonable efforts, to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Parent or its affiliates to be waived with respect to Company Employees and their eligible dependents.

     Section 7.06. Financing Commitments. Parent and Merger Subsidiary shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments, including by using commercially reasonable efforts to (i) maintain in effect the Financing Commitments, (ii) negotiate and enter into definitive agreements with respect to the Financing Commitments on the terms and conditions reflected in the Financing Commitments, (iii) satisfy on a timely basis all conditions applicable to Parent and Sub Merger Subsidiary in such definitive agreements that are within their control, and (iv) consummate the Financing at or prior to Closing; provided that notwithstanding, and as an alternative to, the foregoing, Parent and Merger Subsidiary may in any case obtain alternative financing from alternative sources on terms that are not less favorable, in the aggregate, to Parent and Subsidiary then the Financing contemplated by the Financing Commitments ("NEW FINANCING COMMITMENTS"); provided further that any such New Financing Commitments shall not (A) expand or adversely change in any material respect the conditions to the Financing set forth in the Financing Commitments or (B) reasonably be expected to adversely impact the ability of Parent and Merger Subsidiary to perform their respective obligations under this Agreement. In any event, Parent shall disclose to the Company its intention to obtain such New Financing Commitments, shall keep the Company reasonably informed of the material terms thereof and shall deliver to the Company final drafts of all documents relating to such New Financing Commitments. Upon and from and after such event, the term "Financing" as used herein shall be deemed to mean the Financing contemplated by the Financing Commitments to the extent in effect at the time in question and the New Financing Commitments to the extent then in effect. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments for any reason, Parent shall give the Company prompt notice and keep the Company reasonably informed on a reasonable basis and in reasonable detail as set forth herein of the status of its commercially reasonable efforts to arrange, as promptly as practicable following the occurrence of such event, alternative financing from alternative sources on terms that are not less favorable, in the aggregate, to Parent and Merger Subsidiary then the Financing contemplated by the Financing Commitments.

     Section 7.07. Solvency of the Surviving Corporation. If Parent or any of its Affiliates obtains (on behalf or for the benefit of themselves or any other Person) an opinion from an independent expert opining or supporting the conclusion that, after giving effect to all of the transactions contemplated by this Agreement and actions taken in connection with the financing (or any Alternative Financing) thereof, Parent, the Surviving Corporation and/or any of their Subsidiaries will be Solvent (or shall achieve or retain any similar or equivalent financial status) (such opinion, the "SOLVENCY OPINION"), Parent shall cause such independent expert to include the Company as an additional addressee with respect to the Solvency Opinion entitled to rely thereon and shall provide an executed copy of any such Solvency Opinion to the Company as promptly as reasonably practicable after the issuance thereof, but in any event prior to the Effective Time. For the purpose of clarity, nothing contained herein shall obligate Parent or any of its Affiliates to obtain a Solvency Opinion.

                                    ARTICLE 8
             COVENANTS OF PARENT, MERGER SUBSIDIARY AND THE COMPANY

     The parties hereto agree that:

     Section 8.01. Commercially Reasonable Efforts.

          (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and
(ii) obtaining and maintaining all approvals, consents, registrations, Permits and other authorizations and confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation's Subsidiaries or any of their respective Affiliates' businesses, assets or properties.

          (b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 8.03. Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form agreed to by the parties. Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, further agree that they shall consult with the other before issuing any other press releases, making any public statements or other public communications, or holding any press conferences or conference calls, in each case relating to this Agreement, the Merger and the other transactions contemplated hereby, except as may be required by Applicable Law, court process or any listing agreement with or rule of any national securities exchange or association, in which case, Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, shall consult with each other to the extent reasonably practicable before issuing any such press release, making any such public statements or other public communications, or holding any such press conference or conference call.

     Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.05. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors, and other authorized representatives and Parent's financing sources and their counsel and authorized representatives reasonable access to its offices, properties, books and records, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives and to Parent's financing sources and their counsel and authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its and its Subsidiaries' employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent and Parent's financing sources in their investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

     Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.16, 4.17, 4.18, 4.21 or 5.05, as
the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

          (d) it becoming aware of any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(a) or 9.03 not to be satisfied; and

          (e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied in all material respects by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 8.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

     Section 8.07. Delisting. Each of Parent and the Company agree to cooperate with the other party in taking, or causing to be taken, all actions necessary
(i) to delist the Company Stock from the NASDAQ Global Market and (ii) to terminate the registration of the Company Stock under the Exchange Act; provided that such delisting and termination shall not be effective until or after the Effective Time.

     Section 8.08. Litigation. Each of Parent, Merger Subsidiary and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings against, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated hereby (including any stockholder litigation against the Company or its directors or officers relating to any of the transactions contemplated hereby), including seeking to have any order adversely affecting the ability of the parties to consummate the transactions contemplated hereby entered by any court or other Governmental Entity promptly vacated or reversed. The Company shall not enter into any settlement agreement with respect to any such lawsuit or legal proceeding without Parent's prior consent.

     Section 8.09. Environmental Reports.

          (a) Parent and the Company have jointly retained the Environmental Consultants to conduct Phase I Environmental Site Assessments with respect to the Current Sites; provided, however, that the Environmental Consultant for the Company's current California manufacturing facility shall be retained by the Potential Mortgage Lender. Parent and the Company shall cause the Environmental Consultants retained by Parent and the Company (and Parent shall use its commercially reasonable efforts to cause any Environmental Consultant retained by the Potential Mortgage Lender) to interact with and provide their analyses and assessments (including all reports) (the "ENVIRONMENTAL REPORTS") to both the Company and the Parent.

          (b) If the Environmental Reports identify reasonably likely potential costs of remediation (including fees likely to be assessed by Governmental Authorities), claims, violations, damages, losses or diminution of property value (excluding any costs to repair any structural damage arising out of the matters set forth on Section 4.13 of the Company Disclosure Schedule) in the amount of $2,000,000 or more in the aggregate with respect to the Current Sites (a "SIGNIFICANT ENVIRONMENTAL MATTER"), Parent may, in its sole discretion, by notice in writing delivered to the Company no later than 5:00 p.m. on the date (the "NOTICE DATE") that is the earlier of (i) three calendar days after the date on which Parent and the Company receive final copies of the Environmental Reports and (ii) October 31, 2007, elect to notify the Company that the

Environmental Reports are not acceptable to Parent and terminate this Agreement pursuant to Section 10.01(c)(vi) (a "PARENT ENVIRONMENTAL TERMINATION NOTICE"). If Parent does not deliver to the Company the Parent Environmental Termination Notice by the Notice Date, the condition contained in Section 9.02(g) of this Agreement shall be deemed satisfied and Parent's right to terminate pursuant to
Section 10.01(c)(vi) shall expire.

          (c) If the Environmental Reports reveal no Significant Environmental Matter, the condition contained in Section 9.02(g) shall be deemed satisfied and Parent's right to terminate pursuant to Section 10.01(c)(vi) shall expire.

          (d) The Company shall, and shall cause its Subsidiaries and it and is Subsidiaries' respective employees, counsel, financial advisors, auditors and other authorized representatives to, cooperate with Parent, Parent's lender and the Environmental Consultants in conducting the Phase I Environmental Site Assessments.

          (e) For the purpose of this Section 8.09, "PHASE I ENVIRONMENTAL SITE ASSESSMENT" means an environmental assessment that is consistent with or generally equivalent to ASTM (American Society of Testing and Materials) E1527-05 including identification of all on-site and off-site environmental issues that could reasonably be expected to result in liabilities or compliance costs in excess of $50,000.

     Section 8.10. Working Capital Statements. From and after the date hereof until the Effective Time, as soon as reasonably practicable after the close of each fiscal month, the Company shall deliver to Parent an unaudited statement (the "WORKING CAPITAL STATEMENT") setting forth the Company's Working Capital as of the close of business on last day of such fiscal month. In the month in which the Closing is expected to occur, the Company shall prepare an adjusted Working Capital Statement (an "ADJUSTED WORKING CAPITAL STATEMENT") as promptly as reasonably practicable after the close of the prior fiscal month, which Adjusted Working Capital Statement shall reflect Working Capital as adjusted to (x) subtract from Working Capital the amount by which the aggregate Company Transaction Costs (whether or not paid) exceed $2,000,000 and (y) add to Working Capital the amount of Company Transaction Costs that have been paid by the Company and that are not included as prepaid expenses in Current Assets, together with supporting invoices (Working Capital as so adjusted, the "ADJUSTED WORKING CAPITAL"). The Working Capital Statements and the Final Working Capital Statement shall be prepared in good faith and be accompanied by a certificate executed by the Chief Financial Officer of the Company stating that such statements were prepared in good faith.

                                    ARTICLE 9
                            CONDITIONS TO THE MERGER

     Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have received the Company Stockholder Approval;

          (b) no Applicable Law shall prohibit the consummation of the Merger;
and

          (c) any applicable waiting period under the HSR Act or under laws analogous to the HSR Act existing in foreign jurisdictions relating to the Merger shall have expired or been terminated with respect to the acquisition of the Company.

     Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the closing date, (ii) (A) the representations and warranties of the Company contained in Sections 4.02, 4.05 and 4.14 shall be true and correct at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), (B) the other representations and warranties set contained in Article 4 (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Material Adverse Effect) shall be true and correct at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (B) for such failures to be true and correct which have not had and would not have, individually or in the aggregate, a Material Adverse Effect; and (iii) Parent shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect;

          (b) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that could reasonably be expected to result in such action or proceeding) by any Governmental Authority, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Parent's, Merger Subsidiary's or any of Parent's other Affiliates' (A) ability effectively to exercise full rights of ownership of the Company Stock, including the right to vote any shares of Company Stock acquired or owned by Parent, Merger Subsidiary or any of Parent's other Affiliates following the Effective Time on all matters properly presented to the Company's stockholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole or (iv) that otherwise would be reasonably expected to have a Material Adverse Effect on the Company or Parent;

          (c) there shall not have been any action taken, or any Applicable Law proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Merger and of laws analogous to the HSR Act existing in foreign jurisdictions, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

          (d) since the date of this Agreement, there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or could have a Material Adverse Effect on the Company;

          (e) (i) the Company shall have (i) Freely Available Cash at least equal to the amount of the Company Cash Deposit; (ii) have made the Company Cash Deposit using such Freely Available Cash in accordance with Section 2.03; and
(iii) Parent shall have received a certificate signed by the Chief Financial Officer of the Company to the foregoing effect;

          (f) (i) if the Closing Date occurs (A) during the Company's fiscal November 2007 month, then the Company, as of the close of its fiscal October 2007 month, will have unaudited Adjusted Working Capital of not less than $44,650,000, which shall be reflected in the Adjusted Working Capital Statement for the October fiscal month, (B) during the Company's fiscal December 2007 month, then the Company, as of the close of its fiscal November 2007 month, will have unaudited Adjusted Working Capital of not less than $45,126,000, which shall be reflected in the Adjusted Working Capital Statement for the November fiscal month, (C) during the Company's fiscal January 2008 month, then the Company, as of the close of its fiscal December 2007 month, will have unaudited Adjusted Working Capital amount of not less than $48,300,000, which shall be reflected in the Adjusted Working Capital Statement for the December fiscal month, (D) during the Company's fiscal February 2008 month, then the Company, as of the close of its fiscal January 2008 month, will have unaudited Adjusted Working Capital amount of not less than $48,300,000, which shall be reflected in the Adjusted Working Capital Statement for the January fiscal month, (E) during the Company's fiscal March 2008 month, then the Company, as of the close of its fiscal February 2008, will have unaudited Adjusted Working Capital amount of not less than $48,300,000, which shall be reflected in the Adjusted Working Capital Statement for the February fiscal month, and (F) after the close of the Company's fiscal March 2008 month, then the Company, as of the close of its fiscal March 2008, will have unaudited Adjusted Working Capital of not less than $48,300,000, which shall be reflected in the Adjusted Working Capital Statement for the March fiscal month, and (ii) Parent shall have received a certificate signed by the Chief Financial Officer of the Company to the foregoing effect.

          (g) Parent shall have received a certificate in the form contemplated by Section 897 of the Code and the regulations thereunder, signed by the Company, to the effect that the Company is not and has not been within five (5) years of the date of the certificate a "United States real property holding corporation" within the meaning of Section 897 of the Code; and

          (h) No Parent Environmental Termination Notice shall have been timely delivered in accordance with Section 8.09 of this Agreement.

     Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions: (a) each of Parent and Merger Subsidiary shall have performed all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (b) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true at and as of the Effective Time as if made at and as of such time, except in the case of this clause (b) for such failures to be true which have not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect; and (c) the Company shall have received a certificate signed by the President of Parent to the foregoing effect.

                                   ARTICLE 10
                                  TERMINATION

     Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a) by mutual written agreement of the Company and Parent;

          (b) by either the Company or Parent, if:

               (i) the Merger has not been consummated on or before April 1, 2008 (the "END DATE"); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

               (ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

               (iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

          (c) by Parent, if:

               (i) an Adverse Recommendation Change shall have occurred;

               (ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal;

               (iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in
Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date, or if capable of being cured by the Company by the End Date, the Company does not cure such breach or failure within 30 days after its receipt of written notice thereof from Parent; provided, however such 30-day cure period shall not apply to the Company's obligation to close the Merger which shall be governed by Section 2.01(b);

               (iv) at any time after receipt or public announcement of an Acquisition Proposal, the Company's Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five (5) business days) after receipt of any written request to do so from Parent;

               (v) the Company shall have willfully and materially breached any of its obligations under Section 6.02 or Section 6.03; or

               (vi) the Environmental Reports identify a Significant Environmental Matter that Parent determines is unacceptable and timely delivers a Parent Environmental Termination Notice in accordance with Section 8.09 of this Agreement; or

          (d) by the Company:

               (i) subject to complying with the terms of this Agreement, to promptly enter into a binding written agreement concerning a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; and provided, further, that, in the case of any such termination by the Company, (A) the Company notifies Parent, in writing and at least five Business Days prior to such termination, of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement, and
(B) Parent does not make, within five Business Days of receipt of such written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such five Business Day period; it being further understood and agreed that any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of re-starting the five Business Day clock described in this Section; or

               (ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03 not to be satisfied, and such condition is incapable of being satisfied by the End Date, or if capable of being cured by Parent by the End Date, Parent does not cure such breach or failure within 30 days after its receipt of written notice thereof from the Company; provided that the 30-day cure period shall not apply to Parent or Merger Subsidiary's obligation to close the Merger which shall be governed by Section 2.01(b).

     The party desiring to terminate this Agreement pursuant to this Section
10.01 (other than pursuant to Section 10.01(a)) shall give prior written notice of such termination to the other party.

     Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that the Company's right to receive payment of the Parent Termination Fee from Parent (or from the Guarantor pursuant to the Limited Guarantee) pursuant to Section 11.04(c) and to require that Parent, Merger Subsidiary and the Guarantor perform their respective obligations under the Limited Guarantee in accordance with the terms of the Limited Guarantee, the provisions of this
Section 10.02 and Sections 11.04, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01; provided further that, except as provided in
Section 11.04(d), no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

                                   ARTICLE 11
                                  MISCELLANEOUS

     Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,


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

     if to Parent or Merger Subsidiary, to:

     Pioneer Holding Corp.
     Pioneer Sub Corp.
     c/o Vector Capital Corporation
     456 Montgomery Street, 19th Floor
     San Francisco, CA 94104
     Attention: Amish Mehta
     Facsimile No.: (415) 293-5100

     with a copy to:

     O'Melveny & Myers LLP
     275 Battery Street, Suite 2600
     San Francisco, California 94111
     Attention: Steve L. Camahort,
     Facsimile No.: (415) 984-8701

     if to the Company, to:

     Printronix, Inc.
     14600 Myford Road
     Irvine, CA 92606
     Attention: Chief Financial Officer
     Facsimile No.: (714) 368-2373

     with a copy to:

     Stradling Yocca Carlson & Rauth
     660 Newport Center Drive, Suite 1600
     Attention: K. C. Schaaf,
                Michael Mulroy
     Facsimile No.: (949) 725-4100

or to such other address or facsimile number address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.04.

     Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the shares of Company Stock.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

     Section 11.04. Expenses; Termination Fee. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that Parent and the Company shall each pay one half of the filing fee under the HSR Act, any fees of filings under laws analogous to the HSR Act existing in foreign jurisdictions and the expenses of the Environmental Consultants.

          (b) If a Company Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (i) of the definition of "Company Payment Event" below, at or immediately prior to the occurrence of such Company Payment Event, if pursuant to clause (ii) of the definition of "Company Payment Event" below, on the Business Day immediately following the occurrence of such Company Payment Event or, if pursuant to clause (iii) of the definition of "Company Payment Event" below, within two Business Days following such Company Payment Event, a fee of four million two hundred thousand dollars ($4,200,000).

          "COMPANY PAYMENT EVENT" means (i) the termination of this Agreement pursuant to Section 10.01(d)(i), (ii) the termination of this Agreement pursuant to Section 10.01(c)(i), 10.01(c)(ii), 10.01(c)(iv) or 10.01(c)(v), or (iii) the
termination of this Agreement pursuant to Section 10.01(b)(i) or 10.01(b)(iii) but, in the case of this clause (iii), only if and when (A) prior to the Company Stockholder Meeting (in the case of a termination pursuant to Section 10.01(b)(iii)) or the End Date (in the case of a termination pursuant to Section 10.01(b)(i)), an Acquisition Proposal shall have been made by a Third Party, and
(B) within 12 months following the date of such termination the Company enters into an agreement providing for an Acquisition Proposal which Acquisition Proposal is subsequently consummated or an Acquisition Proposal is subsequently consummated. For purposes of this definition of "Company Payment Event," all references to "15%" in the definition of "Acquisition Proposal" shall be deemed references to 50%.

          (c) If a Parent Payment Event (as hereinafter defined) occurs, Parent shall pay the Company (by wire transfer of immediately available funds), two Business Days immediately following the occurrence of such Payment Event, an amount equal to $5,000,000 (the "PARENT TERMINATION FEE").

          (d) "PARENT PAYMENT EVENT" means (i) the termination of this Agreement pursuant to Section 10.01(b)(i) if all of the conditions to Closing set forth in Sections 9.01 and 9.02 were satisfied at the End Date or (ii) the termination of this Agreement pursuant to Section 10.01(d)(ii) at a time when Parent is not entitled to deliver a termination notice pursuant to Section 10.1(c)(iii).The Company agrees that (i) to the extent it has incurred losses or damages in connection with this Agreement (including as a result of a failure by Parent or Merger Subsidiary to effect the Merger), the Company's sole and exclusive remedy against Parent, Merger Subsidiary, the Guarantor and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employee, agents, affiliates, members, managers, general or limited partners or assignees (the "PARENT PARTIES") for any breach, loss or damage shall be to receive payment of the Parent Termination Fee to the extent provided in

Section 11.04(c) or the guarantee thereof pursuant to the Limited Guarantee and to require the Guarantor to perform its obligations under the Guarantee in accordance with its terms, (ii) no person shall have any other rights or claims or seek damages against any of the Parent Parties under this Agreement, the Limited Guarantee or the Financing Commitments, whether at law or equity, in contract, in tort or otherwise, none of the Parent Parties shall have any liability or obligations relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (iii) the maximum liability of the Guarantor, directly or indirectly, shall be limited to the express obligations of the Guarantor under the Limited Guarantee. Nothing herein shall relieve Parent or Merger Subsidiary of liability to pay for Company Stock in the event the Merger is consummated. The provisions of this Section 11.4(d) are intended to be for the benefit of, and will be enforceable by, each Parent Party, his or her heirs and his or her representatives.

          (e) The parties acknowledges that the agreements contained in this
Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary, on the one hand, and the Company on the other hand, would not enter into this Agreement. Accordingly, if the Company, on the one hand, or Parent and Merger Subsidiary, on the other hand, fails promptly to pay any amount due to the other pursuant to this Section 11.04, the party failing to pay such amount party shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against such the party failing to pay for such amount.

     Section 11.05. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04 and
Section 11.04(d), shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04 and
Section 11.04(d), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that (a) Parent may assign, by written notice to the Company, its rights and obligations pursuant to this Agreement to one of its Affiliates (which Affiliate must (i) be an entity held by the same stockholders of Parent in the same relative proportions, and (ii) have not conducted any prior operations itself or through any of its Subsidiaries), in which event such entity shall execute this Agreement and upon the effectiveness of such execution all references in this Agreement to Parent shall be deemed references to such entity, except that all representations and warranties with respect to Parent as of the date of this Agreement shall be deemed representations and warranties made with respect to such entity as of the date of assignment, and (b) Parent may designate, by written notice to the Company, one of its Affiliates to act in lieu of Merger Sub (which Affiliate must be (i) a wholly owned Subsidiary of Parent or must be an entity held by the same stockholders of Parent in the in the same relative proportions and (ii) have not conducted any prior operations itself or through any of its Subsidiaries), in which event such entity shall execute this Agreement and upon the effectiveness of such execution all references in this Agreement to Merger Sub shall be deemed references to such entity, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such entity as of the date of designation.

     Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Notwithstanding anything in this
Section 11.06 or this Agreement to the Limited Guarantee and all rights and obligations thereunder (including the right of the Company to enforce


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the Limited Guarantee) shall be governed by New York law and shall be enforceable only in the New York courts specified therein in accordance with the terms thereof.

     Section 11.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     Section 11.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.12. Specific Performance. The parties hereto agree that irreparable damage would occur to Parent and Merger Subsidiary if any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that Parent and Merger Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or to enforce specifically the performance of the terms and provisions hereof in any federal court located


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in the State of Delaware or any Delaware state court, in addition to any other remedy to which Parent and Merger Subsidiary are entitled at law or in equity. The parties hereto agree that irreparable damage would occur to the Company if Parent or Merger Subsidiary fails to perform their obligations pursuant to
Section 11.04 in accordance with the terms thereof and the Company shall be entitled to an injunction or injunctions to prevent breaches of Section 11.04 by Parent or Merger Subsidiary or to enforce specifically the performance of the terms and provisions of Section 11.04 in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which the Company is entitled at law or in equity.

     Section 11.13. Interpretation. The headings contained in this Agreement or in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, clause, Exhibit or Schedule, such reference shall be to an Article, Section or clause of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms "include", "includes" and "including" shall be deemed followed by the words "without limitation." The words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

             [The Remainder of this Page Intentionally Left Blank.]


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        PRINTRONIX, INC.


                                        By: /s/ Robert A. Kleist
                                            ------------------------------------
                                        Name: Robert A. Kleist
                                        Title: Chief Executive Officer


                                        PIONEER HOLDING CORP.


                                        By: /s/ Alexander R. Slusky
                                            ------------------------------------
                                        Name: Alexander R. Slusky
                                        Title: President and Chief Executive
                                               Officer


                                        PIONEER SUB CORP.


                                        By: /s/ Alexander R. Slusky
                                            ------------------------------------
                                        Name: Alexander R. Slusky
                                        Title: President and Chief Executive
                                               Officer